Exhibit 99.1

Apps Genius Corporation Signs Binding Letter of Intent to Acquire Renaissance Partner Group, Inc, DBA WinHire Inc.

Deerfield, FL, November 13th, 2012:  Apps Genius Corporation (OTCBB: APGS) today announced that it has signed a binding letter of intent to purchase 100% of Renaissance Partner Group, Inc. (RPG), a leading innovator of recruiting and talent management solutions with projected revenues of 1.75 million US dollars for financial year 2012.  Upon closing of the transaction, the company announced that Giri Devanur, the current CEO of RPG will be appointed Chief Executive Officer of Apps Genius Corporation. Under terms of the Binding Letter of Intent, Apps Genius Corporation will issue shares to RPG whereas the current shareholders of RPG will receive 65% of the newly outstanding shares of Apps Genius Corporation, with the current shareholders of Apps Genius Corporation having a 35% stake in holdings of the final outstanding shares.  The transaction is subject to due diligence and both shareholder and board approval of both companies.

WinHire Inc., brings a unique combination of IBM’s SmartCloud-based technology (http://www.ibm.com/news/in/en/2011/08/17/k459773h99281f25.html) and consulting services that integrates both people and processes, providing solutions to engage a smarter, more effective workforce across their most critical business functions. WinHire technology development team is in the process of developing multiple products for the fast growing global Human Capital Management (HCM) market. Currently, WinHire has more than 25 clients including PWC, Oracle, CGI, Airbus, Aditya Birla group among others. WinHire is also a gold partner of Oracle Corporation. WinHire has 85 professionals globally in NJ, Los Angeles and Bangalore. WinHire is targeting the global staffing and recruitment industry.  The acquisition of WinHire Inc., allows Apps Genius to make the entry into the $499 Billion Recruitment and Global Staffing Market, while partaking in the emerging HCM market which is rapidly growing and already is at approximately, $9.5Billion in annual revenues.

The combination of Winhire Inc, and Apps Genius, will allow the integration of WinHire’s next generation Social platform with the social games of Apps Genius.  The deep experience of the WinHire management team in the enterprise technology market along with the broad reach of Apps Genius’ social platform, paves the way for expanding our products and services to the global enterprise market in unique ways.

“I am extremely excited that Giri Devanur will be taking the reins of Apps Genius to drive it to the next level”, stated Adam Kotkin, CEO of Apps Genius Corp.  “The timing of adding RPG’s vast Fortune 500 group of Clients will make the transition for Apps Genius’ movement from B-to-C apps to B-to-B apps seamless.  Working closely with Giri and the WinHire team towards this acquisition has shown me the power of entering the B-to-B marketplace and its where I see the most potential future growth for our organization.  The current Revenue stream and the future growth potential of RPG, will enable Apps Genius to expand and quickly capitalize on the B-to-B marketplace opened up to us through this acquisition. The experience that is being bought onboard by the WinHire team as well as their Global Group of clients, should enable Apps Genius to grow and expand at an enormous pace.

WinHire CEO, Giri Devanur said, “Our data scientists have designed the next generation talent discovery engine, which will enable Fortune 500 clients to be able to attract and develop the right skills to build the right teams, for the right projects, the first time. We are very excited about introducing new Enterprise Social Games based on AppsGenius social gaming infrastructure, and the combined capabilities of the management team.”.

About Renaissance Partner Group, Inc. (RPG),  DBA WinHire Inc.

WinHire is an innovative technology product company based in USA with offices in Bangalore and Singapore. WinHire has developed world's first video social recruitment portal that facilitates people around the world to connect to their dream jobs through video profiles. The portal allows job-aspirants to upload their video profiles that can be viewed directly by the clients. Research has shown that with a video profile, a job-aspirant increases his or her chance of getting a dream job by 75%! For employers, WinHire significantly reduces costs and time associated with hiring a candidate. WinHire has more than 25 clients including PWC, Oracle, CGI, Airbus, Aditya Birla group among others.

About Apps Genius Corp

Apps Genius Corp (www.appsgenius.com) develops, markets, publishes, and distributes social games and software applications that consumers can use on a variety of platforms. The platforms include social networks, wireless devices such as cellular phones and smartphones, including the Apple iPhone™, and standalone websites. Our Entertainment Division focuses on leveraging the fan base of existing social media and entertainment brands to market apps and games developed. To date, we have released several applications including 'Bed Bug Alert,' an informational tool for the Apple iPhone™, 'My Mad Millions,' a game application for Facebook™, 'Slap a Friend,' a game application for the Apple iPhone™, 'Bruisers,' a game application for Facebook™, and 'Crazy Dream' Application for Facebook™. Apps Genius Corp's goal is to develop and publish new titles on a recurring basis that are based on the same property and gaming platform. Examples of this franchise approach are 'My Mad Millions' and 'Rock The House,' currently under development, which both utilize the same underlying platform. A core focus of our Social Gaming and Mobile Application development is to allow users and players to reach across different networks into a virtual application or gaming environment such as Facebook, MySpace, iPhone and Android and be able to play games and use applications from all users no matter what environment they are using the application in.

Forward-Looking Statements

Statements about the future expectations of Apps Genius Corp, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Apps Genius Corp intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Apps Genius Corp's actual results could differ materially from expected results.

Contact:

Apps Genius Corp

Adam Kotkin, 732-530-1267